Exhibit 99.1

Conmed Healthcare Management, Inc. Announces New $5 Million, Multi-Year Contract with the Western Virginia Regional Jail

Three-Year Full-Service Contract Expected to Contribute $1.7 Million Annually, Commencing February 1, 2009

HANOVER, Md. -- (BUSINESS WIRE) -- Conmed Healthcare Management, Inc. (OTCBB: CMHM - News), a leading full-service provider of correctional facility healthcare services, today announced it has been awarded a three-year medical services agreement with the new Western Virginia Regional Jail (WVRJ) located in Salem, Virginia. This new contract, valued at over $5 million, is expected to generate $1.7 million per year in revenue for Conmed, and also provides for additional per diem rates as the WVRJ inmate population increase. Annual revenue rates during subsequent years are also subject to potential increases and adjustments based on the Medical Services CPI limited to a maximum of 5% per year.

Dr. Richard W. Turner, President and Chief Executive Officer of Conmed, commented, “We are proud to have been selected as the medical services provider for the new state-of-the-art Western Virginia Regional Jail facility. We believe that the contract award reflects the outstanding reputation we have earned for delivering quality, reliability and value for municipalities and their inmate populations. The acquisition of this significant new account demonstrates our ability to successfully compete for full-services healthcare management programs in larger county facilities. This contract fits perfectly with our target market expansion strategy, expanding our footprint in Virginia to include the western part of the state. We will now serve significant facilities in each region of Virginia and this will give us the opportunity to showcase our capabilities to other potential clients in the region.”

Under the terms of the agreement, which was awarded to Conmed through WVRJ’s process of competitive proposal evaluation, Conmed will provide comprehensive medical services that include staffing of nurses, physicians, and clerical personnel, dental services, mental and behavioral health services, ancillary services such as laboratory and diagnostic x-ray, as well as pharmacy services. In addition, Conmed will also provide offsite specialist and hospital services, subject to contractual limits and contingencies as set forth in the contract. As a new facility, the contract will not require evaluation nor replacement of any staff, and Conmed will begin staffing the facility in February 2009, and expects to be prepared for the arrival of inmates, slated for March, 2009.

The WVRJ will have an initial inmate population of approximately 550 inmates, with the capacity to expand to over 800 inmates during the term of the contract. The WVRJ was built in order to ease the current overcrowding at the existing jail facilities in the four partnering jurisdictions – the Counties of Franklin, Montgomery and Roanoke plus the City of Salem.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services detention centers and correctional facilities in thirty-two counties in six states, including Arizona, Kansas, Maryland, Oregon, Virginia, and Washington. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward-Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts, including statements which may be identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.) More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5520
Chief Financial Officer
tfry@conmed-inc.com

or

Peter Seltzberg, 646-415-8972
peter@haydenir.com